Exhibit 3.5

AGREEMENT TO TERMINATE THE TRUST SIGNED BY AND BETWEEN THE FOLLOWING:
MARÍA ESTHER AGUIRRE GÓMEZ, FRANCISCO DE JESÚS AGUIRRE GÓMEZ, ANA MARÍA AGUIRRE GÓMEZ, MARÍA ADRIANA AGUIRRE GÓMEZ, CARLOS DE JESÚS AGUIRRE GÓMEZ, RAFAEL FELIPE DE JESÚS AGUIRRE GÓMEZ, AND JOSE MANUEL AGUIRRE GÓMEZ IN THEIR CAPACITY AS TRUSTORS AND BENEFICIARIES, and IXE BANCO, S.A., A MULTIPLE BANKING INSTITUTION, IXE FINANCIAL GROUP, TRUSTS DIVISION, FOR THE ACCOUNT OF TRUST F/633, REPRESENTED BY THEIR DELEGATE TRUSTEE IDALIA MORALES LEVER, AND ASSISTED BY ARMANDO JORGE RIVERO LAING, CORPORATE LEGAL DIRECTOR, WHEREIN THE FOLLOWING BACKGROUND, REPRESENTATIONS AND CLAUSES ARE SET OUT:

B A C K G R O U N D

FIRST. That with public deed number 21,172 dated March 19, 1998 formalized by Notary Public Sara Cuevas Villalobos holding notarial license number 197 of the Federal District an irrevocable trust Agreement was placed on record, with the following appearing: Mrs. María Esther Aguirre Gómez as Trustor and Beneficiary A, Mr. Adrian Aguirre Gómez, María Elena Aguirre Gómez, and María Trinidad Aguirre Gómez in their capacity as Trustors and Beneficiaries B, and Bancomer, S.A., a Multiple Banking Institution, Financial Group, Trusts Office (now as their successor in interest BBVA Bancomer Servicios S.A., a Multiple Banking Institution, BBVA Bancomer Financial Group, Trusts Office) assigned registration number F/29307-6 in their capacity as trustee (hereafter the Trustee) for the purpose of creating an administrative trust, the basic purpose of which was to retain the shares that the Trustors placed therein for the term of the trust or until released under those circumstances set out by the Agreement itself, or if the Technical Committee were to decide to sell them.

SECOND.-on March 31, 1998, the Trustors and the Trustee signed an Amended Agreement, amending clauses Four and Twenty-four.

THIRD. On June 3, 1998, the Trustors and the Trustee signed a SECONDamended agreement which amended the trust in its entirety, the participants in this second amended agreement being the following: Mrs. María Esther Tovar de Aguirre in her capacity as Trustor and Beneficiary A, Mrs. María Esther Aguirre Gómez, Francisco de Jesús Aguirre Gómez, Ana María Aguirre Gómez, María Guadalupe Aguirre Gómez, Adriana Aguirre Gómez, María Elena Aguirre Gómez, Carlos de Jesús Aguirre Gómez, Rafael Felipe de Jesús Aguirre Gómez, María Trinidad Aguirre Gómez and Jose Manuel Aguirre Gómez in their capacity as Trustors and Beneficiaries B.

FOURTH.That at a session of the Technical Committee of the trust on May 24, 1999, among the other resolutions issued was a decision to amend the clauses of the trust and approve the donation described in the paragraph below.

FIFTH. That on May 25, 1999 and by a donation authorized by the Technical Committee of the Trust, María Guadalupe, Adrian, María Elena and María Trinidad, all with the last name Aguirre Gómez, donated to María Esther Gómez Tovar de Aguirre, all the beneficiary rights corresponding to her in trust 29307-6. This was put on record in public deed number 104,830 of this date formalized by Notary Public Ignacio R. Morales Lechuga, notary number 116 of the Federal District, and by virtue of this donation the donors no longer had the capacity of Trustors and Beneficiaries B that they had prior to this date.

SIXTH.At a session of the Technical Committee of the Trust held on April 5 of the year 2000, it was agreed to authorize, among other things, the donation made by Mrs. María Esther Gómez Tovar de Aguirre of all the beneficiary rights corresponding to her, for the assets placed in trust, giving them to Mrs. María Esther, Francisco Jesús, Ana María, María Adriana, Carlos de Jesús, Rafael Felipe de Jesús and Jose Manuel, all with the last name Aguirre Gómez. This donation was formalized with public deed number 107,457 dated April 5 of that year, by the same notary as the previous ones. By virtue of this donation Mrs. María Esther Gómez Tovar de Aguirre ceased being a Trustor, Beneficiary A of the trust.

SEVENTH.At a session of the Technical Committee of the trust held on May 26, 2000 it was agreed unanimously to amend the trust agreement to update it with regard to the parties participating therein, to reflect the donations described in the points above and to reflect compliance with obligations with regard to Adrian, María Elena, María Trinidad, and María Guadalupe, all with the last name of Aguirre Gómez, which to date have been fulfilled.

EIGHTH. On May 26, 2000, the Trustors and Trustee signed a THIRD amended Agreement which amended the trust in its entirety.

NINTH.On December 21, 2004, the Trustors and the Trustee signed a FOURTH amended Agreement which amended the contents of the following clauses of the trust: the Tenth, the Twelfth and the Sixteenth.

TENTH.On June 15, 2007, María Esther Aguirre Gómez, Francisco de Jesús Aguirre Gómez, Ana María Aguirre Gómez, María Adriana Aguirre Gómez, Carlos de Jesús Aguirre Gómez, Rafael Felipe de Jesús Aguirre Gómez, and Jose Manuel Aguirre Gómez, in their capacity as Trustors and Beneficiaries, BBVA Bancomer Servicios S.A., a Multiple Banking Institution, Financial Group BBVA Bancomer, Trusts Office as Replaced Trustee, and Ixe Banco S.A., a Multiple Banking Institution, the Ixe Financial Group, Trusts Division, as Replacing Trustee, signed a trustee replacement agreement with respect to the Trust by which Ixe Banco S.A., Multiple Banking Institution, the Ixe Financial Group, took on the duties of Trustee.

R E P R E S E N T A T I O N S

I.  The Trustors and Beneficiaries state the following:

a)	That they have the necessary and sufficient powers to sign this Agreement.

b)	That the Trustee was asked via a letter of instruction dated June 18, 2007 to terminate trust F/633, a copy of this letter being attached hereto as Annex A.

That they are satisfied with each and every one of the operations that the Trustee carried out in compliance with the purposes of the trust as well as all legal actions that were carried out, expressly approving and confirming those operations and releasing the Trustee from any responsibility in that respect.

c)	Which ratifies the instructions to the Trustee in the sense of extinguishing the trust agreement cited in recital clause one of this agreement.

II.  The Trustee states through its Representatives that:

a)
It is a Credit Institution formed under the laws of Mexico and is duly empowered to carry out, among others, fiduciary operations per the terms of section XV of Article 46 of the Law of Credit Institutions.

b)
Its delegate trustee Idalia Morales Lever has the powers needed to sign this Agreement, proof of said powers being supplied with public deed number 97,506 dated July 10, 2003, formalized by Cecilio Gonzalez Marquez, Notary Public no. 151 of the Federal District, duly recorded in the Public Register of Trade of the Federal District on Commercial Folio no. 193,508 dated July 25, 2003 and Armando Jorge Rivero Laing also has the powers needed to sign this Agreement, proof of said powers being supplied with public deed number 7,320 dated October 31, 2000, formalized by Mario Evaristo Vivanco Paredes, Notary Public no. 67 of the Federal District, duly recorded in the Public Register of Trade of the Federal District on Commercial Folio no. 193,508 dated November 22, 2000.

c)	That these powers have not been revoked or modified in any way.

C L A U S E S

FIRST.The parties, in accordance with the stipulations of section 1 of Article 392 of the General Law of Securities and Credit Operations, agree to terminate trust agreement F/633.

SECOND.Upon signature of this agreement and by express instruction given herein by the Trustors and Beneficiaries, the Trustee shall transfer all the assets of the trust comprising 72,351,119 shares in Grupo Radio Centro, S.A. de C.V. to the stock exchange intermediary agreement number 651398 in the name of Ixe Banco S.A. Trust F/632, which shall be considered as being received in this act.

The trustee for its part states that no fees are owing to it for administration of the trust or for any other reason.

THIRD.As a consequence of the above, the trust F/633 is terminated in its entirety, with the Trustor conveying broadest discharge allowable in law to the activity of the trustee with regard to the trust at issue, thus releasing Ixe Banco S.A. Multiple Banking Institution, Ixe Financial Group, Trusts Division for the account of trust F/633, from any liability that may arise with regard to it or third parties as the result of disputes of a civil, commercial, labor, criminal, fiscal or any other nature, wherein the Trustors shall be obligated to carry out any measures with regard to the respective authorities to indemnify the trustee and hold it harmless from any dispute that may arise deriving from the trust being terminated in this act.

FOURTH.Should any dispute arise in the interpretation or execution of this agreement, the parties agree to subject themselves to the jurisdiction of the courts and laws of Mexico City, Federal District, waiving their right to use the jurisdiction of any other court they may possibly be entitled to use by reason of present or future domicile.

The clauses above were read to the parties, who acknowledge the legal scope thereof and the latter signed this instrument in Mexico City Federal District on June 18, 2007.

TRUSTORS AND BENEFICIARIES:

/s/ María Esther Aguirre Gómez	/s/ Francisco De Jesús Aguirre Gómez
María Esther Aguirre Gómez	Francisco De Jesús Aguirre Gómez

/s/ Ana María Aguirre Gómez	/s/ María Adriana Aguirre Gómez
Ana María Aguirre Gómez	María Adriana Aguirre Gómez

/s/ Carlos de Jesús Aguirre Gómez	/s/ Rafael Felipe de Jesús Aguirre Gómez
Carlos de Jesús Aguirre Gómez	Rafael Felipe de Jesús Aguirre Gómez

/s/ José Manuel Aguirre Gómez
José Manuel Aguirre Gómez

WITH THE APPEARANCE OF

/s/ José Luis Rodríguez Ibarra José Luis Rodríguez Ibarra

TRUSTEE
IXE BANCO S.A., MULTIPLE BANKING INSTITUTION,
IXE FINANCIAL GROUP FOR THE ACCOUNT OF
TRUST F/633

/s/ Idalia Morales Lever	/s/ Armando Jorge Rivero Laing
Idalia Morales Lever	Armando Jorge Rivero Laing
DELEGATE TRUSTEE	LEGAL DIRECTOR

This page belongs to the trust termination agreement dated June 18 of the year 2007 signed between Ixe Banco S.A., Multiple Banking Institution, Ixe Financial Group Trusts Division, as trustee for the account of trust F/633 and María Esther Aguirre Gómez, Francisco de Jesús Aguirre Gómez, Ana María Aguirre Gómez, María Adriana Aguirre Gómez, Carlos de Jesús Aguirre Gómez, Rafael Felipe de Jesús Aguirre Gómez, and Jose Manuel Aguirre Gómez, in their capacity as Trustors and Beneficiaries, with the appearance of Mr. Jose Luis Rodríguez Ibarra.

Ixe Financial Group